                                                                     Exhibit 5.2

                           Commercial Law Group, P.C.
                      2725 Oklahoma Tower, 210 Park Avenue
                       Oklahoma City, Oklahoma 73102-5643

                                  April 8, 2003

Chesapeake Energy Corporation
6100 North Western Avenue
Oklahoma City, Oklahoma 73118

Ladies and Gentlemen:

     We have acted as special Oklahoma counsel for Chesapeake Energy Corporation, an Oklahoma corporation (the "Company") and certain of its subsidiaries with respect to the preparation of the Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Securities Act") of (i) the offer and exchange by the Company (the "Exchange Offer") of $300,000,000 aggregate principal amount of its 7.50% Senior Notes due 2013 (the "Initial Notes"), for a new series of notes bearing substantially identical terms and in like principal amount (the "Exchange Notes") and (ii) the guarantees (the "Guarantees") of certain subsidiaries of the Company listed in the Registration Statement as guarantors (the "Subsidiary Guarantors") of the Initial Notes and the Exchange Notes. The Initial Notes and the Exchange Notes are collectively referred to herein as the "Notes". The Initial Notes were issued, and the Exchange Notes will be issued, under an Indenture dated as of March 5, 2003 among the Company, the Subsidiary Guarantors and The Bank of New York, as Trustee (the "Indenture"). The Exchange Offer will be conducted on such terms and conditions as are set forth in the prospectus contained in the Registration Statement to which this opinion is an exhibit.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Restated Certificate of Incorporation, as amended, and Bylaws of the Company or such documents or similar organizational documents of each of the Subsidiary Guarantors, (ii) the Indenture, (iii) the Initial Notes and (iv) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Exchange Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

     Based on the foregoing, we are of the opinion that the Company and the Subsidiary Guarantors have duly authorized, executed and delivered the Indenture (including, with respect to the Subsidiary Guarantors, the Guarantees contained therein) and the Initial Notes.

     We are members of the bar of the State of Oklahoma. The opinions expressed herein are limited exclusively to the laws of the State of Oklahoma, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign. We also authorize Vinson & Elkins L.L.P. to rely on this opinion in delivering its opinion.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm name in the prospectus forming a part of the Registration Statement under the caption "Legal Matters." By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

                                           Very truly yours,

                                           /s/ Commercial Law Group, P.C.
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                                           Commercial Law Group, P.C.